Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-143483, No. 333-147735 and No. 333-184800) on Form S-3 and in the registration statements (No. 333-147734, No. 333-156338, No. 333-156341, No. 333-184801 and No. 333-199912) on Form S-8 of Boulder Brands, Inc. and Subsidiaries of our report dated February 27, 2014, with respect to the consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2013 which report appears in the December 31, 2014 annual report on Form 10-K of Boulder Brands, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption “Experts” in these registration statements.

EKS&H LLLP

February 26, 2015
Boulder, Colorado